                         AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     This AMENDMENT NO. 1, dated as of April 17, 1998, is between PENNZOIL COMPANY, a Delaware corporation (the "Company"), and THE CHASE MANHATTAN BANK, as successor Rights Agent (the "Bank").

     WHEREAS, the Company and Chemical Bank, as Rights Agent, entered into a Rights Agreement dated as of October 28, 1994 (the "Rights Agreement");

     WHEREAS, pursuant to Section 19(a) of the Rights Agreement, the Bank as successor to Chemical Bank is the successor Rights Agent under the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.   AMENDMENT OF SECTION 1.

          a. Section 1 of the Rights Agreement is amended by deleting the first proviso contained in the definition of "Acquiring Person" and substituting in lieu thereof the following:

     "PROVIDED, however, that a Person shall not become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (i) solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such Person, or (ii) pursuant to a Qualifying Offer;"

          b. Section 1 of the Rights Agreement is amended by adding thereto, following the definition of "Purchase Price" and prior to the definition of "Record Date", the following:

     "`Qualifying Offer' shall mean an all-cash tender offer for all outstanding shares of Common Stock which meets all of the following requirements:

               (i) the Person or group making the tender offer must, prior to or upon commencing such offer, have provided the Company firm written commitments from responsible financial institutions, which have been accepted by such Person or group, to provide, subject only to customary terms and conditions (which shall in no event include conditions requiring access by such financial institutions to non-public information to be provided by the Company, conditions based on the accuracy of any information concerning the Company other than such as would be the subject of representations and warranties in a public financing by the Company, or conditions requiring the Company to make any representations, warranties or covenants in connection with such financing) funds for such offer which, when added to the amount of cash and cash equivalents which such Person or group then has available and has irrevocably committed in writing to the Company to utilize for purposes of the offer if consummated, and to set apart and maintain available for such purposes until the offer is consummated or withdrawn, will be sufficient to pay for all shares outstanding on a fully diluted basis and all related expenses;

               (ii) such Person or group must own, after consummating such offer, at least two-thirds of the then outstanding shares of Common Stock;

               (iii) the price per share offered in such offer must be at least 35% above the average Closing Price of the Common Stock for the 20 consecutive Trading Days ending on the fourth Trading Day preceding the commencement of the offer, provided that if another tender offer for shares of Common Stock (a "Competing Offer") is commenced during the pendency of a Qualifying Offer (the "First Offer"), such Competing Offer shall constitute a Qualifying Offer only if, in addition to satisfying the requirements of clauses (i), (ii), (iv) and (v) hereof, the per share price offered in such Competing Offer is at least 10% higher than the per share price offered in the First Offer;

               (iv) such offer must remain open for at least 60 Business Days and must be extended for at least 20 Business Days after the last increase in the price offered and after any bona fide higher alternative offer is made and shall be subject only to customary terms and conditions, which shall in no event include satisfaction of any conditions relating to the business, financial condition, results of operations or prospects of the Company other than such as are based on information publicly disclosed by the Company; and

               (v) prior to or upon commencing such offer, such Person or group must irrevocably commit in writing to the Company and in the offer to purchase relating to the offer:

                      (A) to consummate promptly upon completion of the offer an all-cash transaction whereby all shares of Common Stock not tendered into the offer will be acquired at the same price per share paid pursuant to the offer, and otherwise not to purchase any shares of Common Stock following completion of the offer,

                      (B) that such Person or group will not materially amend such offer, except to increase the price offered, and

                      (C) that such Person or group will not make any offer for any equity securities of the Company for six months after commencement of the original offer if the original offer does not result in the tender of the number of shares required to be purchased pursuant to clause (ii) above, unless a Competing Offer which meets the conditions for a Qualifying Offer (including the proviso in clause (iii) above) is commenced by another Person or Persons not affiliated or associated with, acting in concert with, or instigated or financed by, the Person or group making the original offer or with whom the Person or group making the original offer has any agreement, arrangement or understanding relating to the Company or any assets or securities of it or any of its Subsidiaries."

     2.   AMENDMENT OF SECTION 13(d).

     Section 13(d) of the Rights Agreement is amended by deleting the last sentence thereof and substituting in lieu thereof the following:

     "Upon consummation of any such transaction contemplated by this Section 13(d) or a transaction contemplated by clause (v)(A) of the definition of `Qualifying Offer' contained in Section 1 hereof, all Rights hereunder shall expire."

     3.   EFFECTIVENESS.

     This Amendment No. 1 shall be deemed effective as of April 17, 1998 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4.   MISCELLANEOUS.

     This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment No.1 may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date and year first above written.


                                             PENNZOIL COMPANY



                                             By:  /s/ David P. Alderson, II
                                                ---------------------------
                                                Name: David P. Alderson, II

                                                Title: Group Vice President-
                                                       Finance & Accounting



                                             THE CHASE MANHATTAN BANK,
                                             as Rights Agent



                                             By:  /s/ Joseph A. Lifrieri
                                                ------------------------
                                                Name: Joseph A. Lifrieri

                                                Title: SVP